SAFECODE DRUG TECHNOLOGIES CORP

Subscription Agreement

SAFECODE DRUG TECHNOLOGIES CORP

Attention:  Mr. Klopfer

Re:  Prospectus, dated                          2011

Dear Mr. Klopfer:

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus, dated __________________, 2011, of SAFECODE DRUG TECHNOLOGIES CORP  a Delaware Corporation, (the "Prospectus" and the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for ____________ shares of the Company’s common stock ("Common Stock") at $0.005 per share, for an aggregate purchase price of $____________.

Payment of $______ as payment in full of the purchase price is being made via check directly to SAFECODE DRUG TECHNOLOGIES CORP

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within three business days of the Company’s receipt such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

the foregoing Subscription is hereby accepted in full on behalf  of  SAFECODE DRUG TECHNOLOGIES CORP

Date ___________________.

SAFECODE DRUG TECHNOLOGIES CORP .

By:

Joel Klopfer